COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, LIMITED TERM HIGH
INCOME PORTFOLIO AND THE MERRILL LYNCH HIGH YIELD
MASTER II INDEX

EXHIBIT A:

                                   DREYFUS VARIABLE
              MERRILL LYNCH        INVESTMENT FUND,
  PERIOD        HIGH YIELD        LIMITED TERM HIGH
            MASTER II INDEX *      INCOME PORTFOLIO

  4/30/97               10,000                  10,000
  5/31/97               10,211                  10,224
  6/30/97               10,368                  10,418
  7/31/97               10,643                  10,686
  8/31/97               10,630                  10,670
  9/30/97               10,822                  10,845
 10/31/97               10,877                  10,804
 11/30/97               10,979                  10,845
 12/31/97               11,084                  10,962



* Source: Merrill Lynch, Pierce, Fenner and Smith Inc.